Maine & Maritimes Corporation Announces Director and Officer Elections

PRESQUE ISLE, ME -- 05/12/2006 -- Maine & Maritimes Corporation (the "Company" or "MAM") (AMEX: MAM) reported that during the Company's Annual Organization Meeting held on May 9, 2006, the shareholders of Maine & Maritimes Corporation elected the following Class I Directors for terms expiring in 2009: Robert E. Anderson (for re-election), Michael W. Caron (for re-election), and Nathan L. Grass (for re-election). Shareholders also approved the ratification of the selection of Vitale, Caturano & Company as the Company's Independent Auditors for 2006.

After receiving the report and recommendations of the Maine & Maritimes Corporation Corporate Governance Committee, also on May 9, 2006, the Board of Directors elected the following officers to serve until the next annual election of officers and until their successors have been duly chosen and qualified, or until his/her earlier resignation or removal from office in the manner provided by law:

Maine & Maritimes Corporation

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; J. Nicholas Bayne, President and Chief Executive Officer; Michael I. Williams, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; Annette N. Arribas, Vice President, Investor and Exchange Relations and Compliance Officer; Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk; and Randi J. Arthurs, Vice President and Controller.

Maine Public Service Company, a Maine & Maritimes Corporation Subsidiary

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; J. Nicholas Bayne, Chief Executive Officer; Brent M. Boyles, President; Kurt A. Tornquist, Senior Vice President, Principal Financial Officer and Treasurer; Mark M. Hovey, Vice President, Human Resources and Organizational Development; Michael A. Eaton, Vice President, Information and Technology Management; and Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk.

About Maine & Maritimes Corporation

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group and its subsidiaries, The Maricor Group, Canada Ltd, and The Maricor Group New England, Inc., both building sciences, energy efficiency and lifecycle asset management services companies; Maricor Properties Ltd and its subsidiaries, Cornwallis Court Developments Ltd and Mecel Properties Ltd, and its joint venture subsidiary Maricor Ashford Ltd, which are Canadian real estate development and investment companies; and Maricor Technologies, Inc., a sustainable lifecycle asset and capital planning information technology subsidiary. MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com.

For More Information Contact:
Annette N. Arribas, CTP
VP, Investor and Exchange Relations and Compliance Officer
Tel: 207.760.2402
Toll-free in US and Canada: 877.272.1523
Email: aarribas@maineandmaritimes.com